Exhibit (g)(ii)

Appendix A

Funds included in this Custodian Agreement (as of July 31, 2014)

The Weitz Funds – Value Fund

The Weitz Funds – Partners Value Fund

The Weitz Funds – Hickory Fund

The Weitz Funds – Partners III Opportunity Fund

The Weitz Funds – Balanced Fund

The Weitz Funds – Nebraska Tax-Free Income Fund

The Weitz Funds – Short-Intermediate Income Fund

The Weitz Funds – Government Money Market Fund

The Weitz Funds – Research Fund

The Weitz Funds – Core Plus Income Fund (effective July 31, 2014)

This updated Appendix A is accepted by the Company and the Custodian.

Company:                                                               Custodian:

By:           John Detisch                                          By:    /s/  Scott R. Rice

Date:       July 8, 2014                                           Date:   7/8/14

1